Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

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Milan

Energy Transfer Partners, L.P.

Sunoco Logistics Partners Operations L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Re:	Registration Statement No. 333-206301; $750,000,000 Aggregate Principal Amount of 4.000% Senior Notes due 2027 and $1,500,000,000 Aggregate Principal Amount of 5.400% Senior Notes due 2047

Ladies and Gentlemen:

We have acted as special counsel to Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Operating Partnership”), and Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Operating Partnership of $750,000,000 aggregate principal amount of its 4.000% Senior Notes due 2027 (the “2027 Notes”) and $1,500,000,000 aggregate principal amount of its 5.400% Senior Notes due 2047 (the “2047 Notes” and, together with the 2027 Notes, the “Notes”) and the guarantees of the Notes by the Partnership (the “Guarantees” and, together with the Notes, the “Securities”), under the Indenture dated as of December 16, 2005 (the “Base Indenture”), by and among the Operating Partnership, the Partnership (f/k/a Sunoco Logistics Partners L.P.), the subsidiary guarantors named therein, and U.S. Bank National Association (as successor by merger to Wachovia Bank, National Association), as trustee, as supplemented by the Fifteenth Supplemental Indenture, dated as of September 21, 2017, setting forth the terms of the 2027 Notes (the Base Indenture, as so supplemented, the “2027 Indenture”) and the Sixteenth Supplemental Indenture, dated as of September 21, 2017, setting forth the terms of the 2047 Notes (the Base Indenture, as so supplemented, the “2047 Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2015 (Registration No. 333-206301) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

September 21, 2017

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Operating Partnership and the general partner of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, and authenticated in accordance with the terms of the 2027 Indenture and the 2047 Indenture, as applicable, and delivered against payment therefor in the circumstances contemplated by the underwriting agreement, dated September 19, 2017, among the Operating Partnership, the Partnership and Deutsche Bank Securities Inc., PNC Capital Markets LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, the Securities will have been duly authorized by all necessary limited partnership action of the Operating Partnership and the Partnership, as applicable, and will be legally valid and binding obligations of the Operating Partnership and the Partnership, as applicable, enforceable against the Operating Partnership and the Partnership in accordance with their terms.

Our opinion is subject to:

(a)	the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(b)	the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

(c)	the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(d)

we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or

September 21, 2017

notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses contained in Section 4.11 of the 2027 Indenture and the 2047 Indenture and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiv) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the 2027 Indenture and the 2047 Indenture and the Securities (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Operating Partnership and the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Operating Partnership and the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated September 21, 2017 and to the reference to our firm contained in the Prospectus under the heading “Legal.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP